Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces

the Acquisition of Canadian-based Brews Supply, Ltd.

PITTSBURGH, September 13, 2011/PRNewswire/ — WESCO International, Inc. (NYSE:WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced that WESCO Distribution, Inc., through its wholly-owned Canadian subsidiary, has entered into a definitive agreement to acquire Brews Supply, Ltd. headquartered in Calgary, Alberta. Closing is expected to occur in early October 2011. Brews, founded in 1927, is a full-line distributor of industrial, utility and commercial products with branches in Calgary, Edmonton, Mississauga and Fort McMurray. Its trailing twelve-month sales were approximately $50 million.

Mr. John J. Engel, WESCO’s Chairman and Chief Executive Officer stated, “We are very pleased to have the Brews employees become part of the WESCO team. Brews is a well-established business with long-standing customer and supplier relationships and operates in the high growth energy and industrial regions of Western Canada. This acquisition strengthens our industrial and utility market positions in Canada and is expected to be immediately accretive to earnings by approximately $0.04 per diluted share in the first year of operation.”

Mr. Dale Berstad, Brews Supply President commented, “We are very pleased to be joining WESCO. We are a customer centric organization and as part of WESCO we have greater opportunities for our employees and are better positioned to serve and grow our customer relationships.”

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) products, construction materials, and advanced supply chain management and logistics services. 2010 annual sales were approximately $5.1 billion. The Company employs approximately 6,800 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Customers include industrial and commercial businesses, contractors, governmental agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and over 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Richard Heyse, Vice President & Chief Financial Officer

WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566

http://www.wesco.com